THIRD MODIFICATION AGREEMENT
This Third Modification Agreement (the "Agreement"), dated as of March 22, 2017, is entered into by and among AeroCentury Corp., a Delaware corporation (the "Borrower"), the several financial institutions party to the Loan Agreement (defined below) (each a "Lender" and collectively, "Lenders"), and Mufg Union Bank, N.A., formerly known as Union Bank, N.A. ("Union Bank"), for itself, as Lender and Swing Line Lender, and as agent for the Lenders and other financial institutions (if any) from time to time a party to the Loan Agreement (in such capacity, "Agent"), with reference to the following facts:
RECITALS
A. Pursuant to the terms of that certain Second Amended and Restated Loan and Security Agreement dated as of May 30, 2014 by and between Borrower, as borrower, the Lenders party thereto, and Union Bank, in its capacity as Lender and Swing Line Lender and as the Agent on behalf and for the benefit of the Lenders, as amended by (i) that certain Modification and Limited Waiver to Second Amended and Restated Loan and Security Agreement dated as of August 26, 2014 and (ii) that certain Second Modification Agreement dated as of November 13, 2014 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), Lenders made available to Borrower a revolving credit facility in the current aggregate principal amount (including the Swing Line) of up to One Hundred Fifty Million Dollars ($150,000,000.00) (with an additional $30,000,000.00 "accordion" feature) (the "Loan").  Except as otherwise specifically provided herein, all capitalized terms used and not defined herein shall have the meanings set forth in the Loan Agreement.
B. The Loan is evidenced by that certain (i) Second Amended and Restated Revolving Note dated May 30, 2014, made by Borrower and payable to the order of Union Bank in the maximum principal amount of $55,000,000.00 (the "Union Bank Note"); (ii) Commercial Promissory Note [Swing Line] dated May 30, 2014, made by Borrower and payable to the order of Union Bank in the maximum principal amount of $10,000,000.00 (the "Union Bank Swing Line Note"); (iii) Second Amended and Restated Revolving Note dated May 30, 2014, made by Borrower and payable to the order of California Bank and Trust in the maximum principal amount of $30,000,000.00 (the "California Bank Note"); (iv) Second Amended and Restated Revolving Note dated May 30, 2014, made by Borrower and payable to the order of U.S. Bank National Association in the maximum principal amount of $30,000,000.00 (the "U.S. Bank Note"); and (v) Second Amended and Restated Revolving Note dated May 30, 2014, made by Borrower and payable to the order of Umpqua Bank in the maximum principal amount of $25,000,000.00 (the "Umpqua Bank Note") (collectively, the "Notes").
C. The Notes are secured by the Collateral pursuant to, among other things, Mortgages filed with the FAA, filed in the International Registry and recorded or filed according to local law practices.
D. In order to provide further assurances regarding the payment of the Loan and the priority of the Collateral, Borrower delivered to Agent that certain Subordination Agreement (Management Agreement) dated April 28, 2010, by and between JetFleet Management Corp., a California corporation ("JMC"), Borrower and Agent.
E. The Loan Agreement, the Notes and the Mortgages, together with any other documents executed by or among the parties in connection with the Loan, and any and all amendments and modifications thereto, and together with all financing statements and other documents or instruments filed or recorded in connection with the Collateral and/or the Loan are referred to collectively as the "Loan Documents".  This Agreement is a Loan Document.
F. As of the date hereof, the outstanding principal balance, exclusive of accrued interest and other expenses, under the Notes is $117,100,000.00.
G. As of the date hereof, Lenders consist of the following financial institutions: Union Bank, California Bank and Trust, U.S. Bank National Association, and Umpqua Bank.
H. Borrower desires to buy back 150,000 shares of its stock from one shareholder in exchange for Borrower's CF34-8E5 engine having serial number 193117 ("Engine 193117") which is currently off-lease.  In addition, Borrower would like to include three (3) Embraer E-145 aircraft as part of the Borrowing Base (subject to the terms hereof).  Lenders are agreeable to the foregoing, subject to all terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree and covenant as follows:
AGREEMENT
1. Recitals.  The recitals set forth above are true, accurate and correct.
2. Reaffirmation of the Loan.  Borrower reaffirms all of its obligations under all of the Notes and all other Loan Documents, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.  Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Notes or any other Loan Document.
3. Stock Buyback.  Notwithstanding any provision of the Loan Agreement or other Loan Document, including without limitation Sections 7.5, 7.8 and 7.18 of the Loan Agreement, Lenders hereby consent to Borrower's purchase of 150,000 shares of stock in Borrower from Lee Beaumont and his affiliated entities (collectively "Beaumont") (which constitutes 100% of Beaumont's stock ownership in Borrower) in exchange for Borrower transferring title to Engine 193117 to Mr. Beaumont.  Agent shall be authorized to release Engine 193117 as Collateral to facilitate such transaction provided Agent has received and reviewed the documentation to be executed by Borrower in connection with such transaction.
4. MUFG Name Change.  The Loan Agreement and such other Loan Documents with references to the name "Union Bank, N.A." shall be globally amended to read "MUFG Union Bank, N.A."
5. Modification of Loan Agreement.  The Loan Agreement is hereby modified, effective as of the Modification Effective Date, as follows:
5.1 Advance Rate.  The definition of "Advance Rate" in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"Advance Rate" means:
(a) seventy-five percent (75%) of the Appraised Value of Bombardier Aircraft, Embraer Aircraft and ATR Aircraft, provided, however, that the rate for such Bombardier Aircraft, Embraer Aircraft and ATR Aircraft that are not subject to an Eligible Lease for more than two hundred seventy (270) days will be reduced to forty percent (40%);
(b) seventy percent (70%) of the Appraised Value of Leased Spare Engines, provided, however, that the rate for such Leased Spare Engines that are not subject to an Eligible Lease for more than one hundred eighty (180) days shall be reduced to thirty-five percent (35%);
(c) sixty-five percent (65%) of the Net Book Value for Saab 340B Plus Aircraft, provided, however, that the rate for such Saab manufactured Aircraft that are not subject to an Eligible Lease for more than one hundred eighty (180) days shall be reduced to zero percent (0%);
(d) sixty percent (60%) of the Net Book Value of all Other Saab Aircraft, provided, however, that the rate for such Other Saab Aircraft that are not subject to an Eligible Lease for more than one hundred eighty (180) days shall be reduced to zero percent (0%);
(e) fifty percent (50%) of the Appraised Value of Fokker 50 Aircraft, provided, however, that the rate for such Fokker 50 Aircraft that are not subject to an Eligible Lease for more than one hundred eighty (180) days shall be reduced to zero percent (0%);
(f) thirty percent (30%) of the Appraised Value of Fokker 100 Aircraft, provided, however, that the rate for such Fokker 100 Aircraft that are not subject to an Eligible Lease for any period of time shall be reduced to zero percent (0%); and
(g) sixty percent (60%) of the Net Book Value of the Embraer 145 Aircraft subject to an Eligible Lease; provided however that such percentage shall reduce to (i) thirty percent (30%) on the first day of the thirteenth (13th) month after a Revolving Loan advance is made with respect to such Embraer 145 Aircraft and (ii) zero percent (0%) on the first day of the twenty-fifth (25th) month after a Revolving Loan advance is made with respect to such Embraer 145 Aircraft, and at any time that such Embraer 145 Aircraft is not subject to an Eligible Lease.
5.2 Anti-Corruption Laws. A new definition of "Anti-Corruption Laws" is added to Section 1.1 of the Loan Agreement to read as follows:
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
5.3 Embraer 145 Aircraft.  A new definition of "Embraer 145 Aircraft" is added to Section 1.1 of the Loan Agreement after the definition of "Embraer Aircraft" to read as follows:
"Embraer 145 Aircraft" means the three (3) Embraer 145 Series aircraft manufactured by Embraer S.A. having serial numbers:  145126, 145134 and 145201.
5.4 LIBOR. The definition of "LIBOR" in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"LIBOR" means, for any LIBOR Loan Period, the greater of (a) zero and (b) the rate determined by Agent to be the per annum rate (rounded upward to the nearest one-hundredth of one percent (1/100%)) at which deposits in immediately available funds and in lawful money of the United States would be offered to Agent by reference to the Reuters Screen LIBOR 01 Page (or any replacement  or successor page or service) at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such LIBOR Loan Period, in an amount equal to the principal amount of, and for a length of time equal to the LIBOR Loan Period for, the LIBOR Loan sought by Borrower.
5.5 Sanctions. A new definition of "Sanctions" is added to Section 1.1 of the Loan Agreement to read as follows:
"Sanctions" means sanctions administered or enforced from time to time by the U.S. government, including those administered by the U.S. Department of the Treasury's Office of Foreign Assets Control or any successor thereto, the U.S. Department of Commerce, the U.S. Department of State, or any government having jurisdiction over Borrower or one of its Subsidiaries.
5.6 Anti-Corruption Laws; Sanctions. The following new Section 5.27 is hereby added to the Loan Agreement:
5.27 Anti-Corruption Laws; Sanctions. Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower,  any director or officer of Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, currently Crimea, Cuba, Iran, North Korea, Sudan and Syria. Borrower will not request any Loan, and will not use, and Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Borrower will not, directly or indirectly,  use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
5.7 Borrowing Base Certificate.  Exhibit A attached to the Loan Agreement enclosing the form of the Borrowing Base Certificate is hereby deleted in its entirety and replaced with the form attached hereto.
6. Conditions Precedent.  Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied in a manner acceptable to Agent in its sole judgment (such date when all the following conditions are so satisfied being the "Modification Effective Date"):
6.1 Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each duly executed by an authorized signatory of each party thereto and each in form and substance satisfactory to Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Agent otherwise agrees or directs):
6.1.1 this Agreement; and
6.1.2 the Reaffirmation of Subordination Agreement and Consent to Modification and Waiver executed by JMC in the form attached hereto.
6.2 Agent shall have received such documentation as Agent may reasonably require to establish the due organization, valid existence and good standing of any guarantor or other party to any of the Loan Documents, its qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each authorized signatory thereof authorized to act on its behalf, including certified copies of articles of organization and amendments thereto, bylaws and operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like.
6.3 Agent shall have received any other agreements, resolutions, documents, opinion letters, entity documents, UCC and litigation searches, and information relating to the Loan (including evidence of Borrower's authority to enter into this Agreement) that Agent may reasonably require or request in connection with this Agreement or in accordance with the other Loan Documents, including but not limited to documents reaffirming Agent's security interest in the Collateral as required according to local law practices.
6.4 All of the representations and warranties of Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement.
7. Payment of Expenses.  Borrower shall pay the reasonable fees and expenses of Agent's outside counsel, as well as any other reasonable documented costs and expenses incurred or payable by the Agent in connection with due diligence, syndication, and the preparation, execution and delivery of this Agreement and the other documentation contemplated hereby.  In addition, as a condition to the effectiveness of this Agreement, Borrower shall have paid any negotiated loan fees associated with this Agreement to each Lender.
8. Borrower's Representations and Warranties.  Borrower represents and warrants to Lenders as follows:
8.1 Loan Documents.  Except as otherwise disclosed to Agent in writing prior to the date of this Agreement, all representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct as of the date hereof.
8.2 No Default.  There exists no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default.
8.3 Borrowing Entity.  Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business in all jurisdictions (including California) in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could result in an Event of Default.  There have been no changes in the organization, composition, ownership structure or formation documents of Borrower since the inception of the Loan except for those previously disclosed in writing to Agent.
8.4 Existing Liens.  As of the date hereof, except as disclosed in writing to Agent, no Liens exist on any of Borrower's assets and/or property of any kind.
9. No Impairment; No Novation.  Except as specifically hereby amended, the Loan Documents shall each remain unaffected by this Agreement and all Loan Documents shall remain in full force and effect.  The execution and delivery of this Agreement shall not constitute a novation of any Loan Document.
10. Integration.  The Loan Documents, including this Agreement:  (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties.  If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.
11. Miscellaneous.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party; provided; however, that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.  If any court of competent jurisdiction in the state of California determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents.  This Agreement shall be governed by the laws of the State of California, without regard to the choice of law rules of that State.  As used in this Agreement, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."  In the event of a dispute between any of the parties hereto over the meaning of this Agreement, all parties shall be deemed to have been the drafter hereof, and any applicable law that states that contracts are construed against the drafter shall not apply.
 [Remainder of Page Intentionally Left Blank.  Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.
BORROWER: AEROCENTURY CORP., a Delaware corporation By: Name: Title:

AGENT, LENDER AND SWING LINE LENDER: MUFG UNION BANK, N.A., formerly known as Union Bank, N.A. By: Name: Title:

LENDER: CALIFORNIA BANK AND TRUST By: Name: Title:

LENDER: UMPQUA BANK By: Name: Title:

LENDER: U.S. BANK NATIONAL ASSOCIATION By: Name: Title:

EXHIBIT A
UPDATED BORROWING BASE CERTIFICATE
To: MUFG UNION BANK, N.A. as Agent
This Borrowing Base Certificate ("Certificate") is executed and delivered by AeroCentury Corp., a Delaware corporation ("Borrower"), to MUFG Union Bank, N.A. ("Agent") pursuant to that certain Second Amended and Restated Loan and Security Agreement dated as of May 30, 2014, among Union Bank, N.A., together with any other Lender thereunder from time to time (collectively, the "Lenders") and Union Bank, N.A., as Agent and Swing Line Lender (as amended, extended, renewed, supplemented or otherwise modified from time to time, the "Loan Agreement").  Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.  This Certificate covers the calendar month ending ___________, 20___ (the "Determination Date"), and is delivered to Agent pursuant to Section 8.1.5 of the Loan Agreement.
As of the Determination Date, all Equipment subject to an Eligible Lease are listed on Schedule 1 attached hereto.  Attached hereto as Schedule 2 is a list of all Equipment acquired and all Equipment sold by the Borrower since the date of the last Borrowing Base Certificate delivered to Agent.  Attached hereto as Schedule 3 is Borrower's leasing receivables aging report as of the Determination Date, which covers both Leases under which the Lessees are current and Leases under which the Lessees are delinquent, in either case as of such date.
The following calculations determine the Borrowing Base and the Borrowing Base Availability as of the Determination Date under the Revolving Commitment described in the Loan Agreement and related Loan Documents.  Such calculations are derived from the Books and Records of Borrower in accordance with the relevant definitions of financial terms set forth in the Loan Agreement:
I. BORROWING BASE
Borrower's Borrowing Base as of the Determination Date is $___________, calculated as:
1. Bombardier Aircraft, Embraer Aircraft and ATR Aircraft
(i) the aggregate Appraised Value of Bombardier Aircraft, Embraer Aircraft and ATR Aircraft subject to an Eligible Lease or not subject to an Eligible Lease for 270 days or less	$
(ii) times 75%	× .75
(a) Advance Rate of Bombardier Aircraft, Embraer Aircraft and ATR Aircraft subject to Eligible Lease [(i) × (ii)]	$
(iii) the aggregate Appraised Value of Bombardier Aircraft, Embraer Aircraft and ATR Aircraft not subject to an Eligible Lease for more than 270 days	$
(iv) times 40%	× .40
(b) Advance Rate of Bombardier Aircraft, Embraer Aircraft and ATR Aircraft not subject to Eligible Lease [(iii) × (iv)]	$
Total Borrowing Base Amount for Bombardier Aircraft, Embraer Aircraft and ATR Aircraft [(a) + (b)]	$
2. Engines
(i) the aggregate Appraised Value of Leased Spare Engines subject to an Eligible Lease or not subject to an Eligible Lease for 180 days or less	$
(ii) times 70%	× .70
(a) Advance Rate of Leased Spare Engines subject to Eligible Lease [(i) × (ii)]	$
(iii) the aggregate Appraised Value of Leased Spare Engines not subject to an Eligible Lease for more than 180 days	$
(iv) times 35%	× .35
(b) Advance Rate of Leased Spare Engines not subject to Eligible Lease [(iii) × (iv)]	$
Total Borrowing Base Amount for Leased Spare Engines [(a) + (b)]	$
3. Saab 340B Plus Aircraft
(i) the aggregate Net Book Value of Saab 340B Plus Aircraft subject to an Eligible Lease or not subject to an Eligible Lease for 180 days or less	$
(ii) times 65%	× .65
Total Borrowing Base Amount for Saab 340B Plus Aircraft [(i) x (ii)]	$
4. All Other Saab Aircraft
(i) the aggregate Net Book Value of Other Saab Aircraft subject to an Eligible Lease or not subject to an Eligible Lease for 180 days or less	$
(ii) times 60%	× .60
Total Borrowing Base Amount for Other Saab Aircraft [(i) x (ii)]	$
5. Fokker 50 Aircraft
(i) the aggregate Appraised Value of Fokker 50 Aircraft subject to an Eligible Lease or not subject to an Eligible Lease for 180 days or less	$
(ii) times 50%	× .50
Total Borrowing Base Amount for Fokker 50 Aircraft [(i) x (ii)]	$
6. Fokker 100 Aircraft
(i) the aggregate Appraised Value of Fokker 100 Aircraft subject to an Eligible Lease	$
(ii) times 30%	× .30
Total Borrowing Base Amount for Fokker 100 Aircraft [(i) x (ii)]	$
7. Embraer 145 Aircraft
(i) the aggregate Net Book Value of Embraer 145 Aircraft subject to an Eligible Lease	$
(ii) times 60% (for initial advance) or 30% (after 12 months of advance or 0% (after 24 months of advance)	× .60 (.30) (0%)
Total Borrowing Base Amount for Embraer 145 Aircraft [(i) x (ii)]	$
BORROWING BASE: [1+2+3+4+5+6+7]:	$
II. BORROWING AVAILABILITY
Borrower's Borrowing Availability under the Revolving Commitment as of the Determination Date is $___________, calculated as the lesser of the following (1 or 2):
1. Maximum Amount ($150,000,000.00 subject to Sections 2.8 and 2.18 of the Loan Agreement)	$
or
2. Borrowing Base Availability
(i) Borrowing Base (above)	$
(ii) less amount outstanding as of the Determination Date under the Credit Facility	- $
(iii) less the total amount of deferred rent and maintenance reserves due to the Borrower from any Lessee or former Lessee	- $
(iv) less the lesser of (a) $5,000,000 or (b) the amount reflected on Borrower's balance sheet as "Maintenance Reserves and Accrued Costs"	- $
BORROWING BASE AVAILABILITY	$
BORROWING AVAILABILITY [Lesser of 1 or 2 above]:	$

[Signature on following page.]

This Certificate is executed on __________, 20__, by the _____________of Borrower, an Authorized Signatory.  The undersigned hereby further certifies that each and every matter contained herein is derived from the Books and Records of Borrowers and is true and correct in all material respects.
AEROCENTURY CORP., a Delaware corporation [Printed name]

SCHEDULE 1
Eligible Equipment subject to an Eligible Lease

[TO BE APPENDED]

SCHEDULE 2

Part 1
Equipment Acquired

[TO BE APPENDED]

SCHEDULE 2

Part 2
Equipment Sold

[TO BE APPENDED]

SCHEDULE 3
Leasing Receivables Aging Report

[TO BE APPENDED]

REAFFIRMATION OF SUBORDINATION AGREEMENT
AND CONSENT TO MODIFICATION
The undersigned hereby consents to the terms, conditions and provisions of the foregoing Third Modification Agreement (the "Modification Agreement") by and between AeroCentury Corp., a  Delaware corporation (the "Borrower"), MUFG Union Bank, N.A., formerly known as Union Bank, N.A. ("Union Bank"), together with the Lenders party thereto (collectively, the "Lenders"), and Union Bank as Swing Line Lender ("Swing Line Lender") and as Agent ("Agent") for the Lenders, and the transactions contemplated thereby.
The undersigned also hereby ratifies and reaffirms the full force and effectiveness of that certain Subordination Agreement (Management Agreement) dated as of April 28, 2010 by and between JetFleet Management Corp., a California corporation and Union Bank, in its capacity as Agent for itself and the other Lenders (the "Subordination Agreement"), pursuant to which the parties agreed, among other things, that certain payments under that certain Amended and Restated Management Agreement dated April 23, 1998 by and between the undersigned and Borrower were and at all times would be subject and subordinate to the prior payment in full of the Senior Indebtedness.
All capitalized terms used but not defined herein shall have the meanings given them in the Subordination Agreement.

JETFLEET MANAGEMENT CORP., a California corporation By: Name: Title: